Exhibit 11

                 JEAN PHILIPPE FRAGRANCES, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARES

                                                            Years ended December 31,
                                                            ------------------------

                                                    1994            1995            1996
                                                    ----            ----            ----
Computation of earnings per share:
 Earnings:
  Net income                                     $ 7,274,686     $ 9,037,527     $ 5,658,083
                                                 -----------     -----------     -----------
  Net Income                                     $ 7,274,686     $ 9,037,527     $ 5,658,083
                                                 ===========     ===========     ===========

Number of shares:
  Weighted average number of common shares
   outstanding                                    10,180,412      10,044,653       9,871,698

  Dilutive effect of exercise of outstanding
   options and warrants and issuance of
   shares held in escrow                             274,143         394,243         112,765
                                                 -----------     -----------     -----------

 Weighted average number of common
  and common equivalent shares
  outstanding                                     10,454,555      10,438,896       9,984,463
                                                 ===========     ===========     ===========

 Earnings per share                              $       .70     $       .87     $       .57
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